Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4
(Form Type)

L&F Acquisition Corp.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(12)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	New ZeroFox Common Stock(2)	Other(7)	7,738,189	–	$77,846,181.34(7)	0.0000927	$7,216.35
	Equity	New ZeroFox Common Stock issuable upon exercise of warrants(3)	Other(8)	16,213,430	–	$186,454,445(8)	0.0000927	$17,284.33
	Equity	Warrants to purchase New ZeroFox Common Stock(4)	Other(9)	16,213,430	–	$7,214,977(9)	0.0000927	$668.83
	Equity	New ZeroFox Common Stock(5)	Other(10)	23,921,631	–	$79.74(10)	0.0000927	$0.01
	Equity	New ZeroFox Common Stock(6)	Other(11)	8,260,666	–	$275.36(11)	0.0000927	$0.03
	Total Offering Amounts					$271,515,958.44		$25,169.55
	Total Fees Previously Paid							$25,169.55
	Total Fee Offsets							–
	Net Fee Due							$0.00

(1)
Prior to the consummation of the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this registration statement, the registrant, L&F Acquisition Corp., a Cayman Islands exempted company (“L&F”), intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which L&F’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “ZeroFox Holdings, Inc.” (“New ZeroFox”).

(2)
The number of shares of New ZeroFox Common Stock, par value $0.0001 per share (“New ZeroFox Common Stock”) being registered represents (i) 3,425,689 Class A ordinary shares (the “Class A Ordinary Shares”) of L&F that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-249497) and offered by L&F in its initial public offering (the “L&F IPO”) and (ii) 4,312,500 Class B ordinary shares (the “Class B Ordinary Shares”) held by L&F’s initial shareholders. The Class A Ordinary Shares and Class B Ordinary Shares will automatically be converted by operation of law into shares of New ZeroFox Common Stock as a result of the Domestication.

(3)
Represents shares of New ZeroFox Common Stock to be issued upon the exercise of (i) 8,625,000 public warrants of L&F issued in connection with the L&F IPO (“L&F Public Warrants”), (ii) 5,450,000 private placement warrants of L&F issued in connection with the L&F IPO (“L&F Private Placement Warrants”) and (iii) 2,138,430 underwriter warrants of L&F issued in connection with the L&F IPO (“Underwriter Warrants”). The Public Warrants, Private Placement Warrants and Underwriter Warrants will convert into warrants to acquire shares of New ZeroFox Common Stock as a result of the Domestication.

(4)
The number of warrants to acquire shares of New ZeroFox Common Stock being registered represents (i) 8,625,000 L&F Public Warrants, (ii) 5,450,000 L&F Private Placement Warrants, and (iii) 2,138,430 Underwriter Warrants that will convert into warrants to acquire shares of New ZeroFox Common Stock as a result of the Domestication.

(5)
Represents the maximum number of shares of New ZeroFox Common Stock expected to be issued, or issuable upon the exercise of options or warrants to be assumed by New ZeroFox or upon the vesting of restricted shares, to the equity holders of ZeroFox, Inc. in the Business Combination (excluding shares to be issued to shareholders who previously approved the Business Combination).

(6)
Represents the maximum number of shares of New ZeroFox Common Stock expected to be issued, or issuable upon the exercise of options or warrants to be assumed by New ZeroFox, to the equity holders of ID Experts Holdings, Inc. in the Business Combination (excluding shares to be issued to shareholders who previously approved the Business Combination).

(7)
Calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Class A Ordinary Shares on the New York Stock Exchange (“NYSE”) on February 2, 2022 ($10.06 per Class A Ordinary Share).  See Note 1.

(8)	Calculated in accordance with Rule 457(g)(1) under the Securities Act, based on the exercise price of the warrants ($11.50 per share).
(9)
Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the L&F Public Warrants on the NYSE on February 2, 2022 ($0.445 per Public Warrant).  See Note 1.

(10)
Calculated in accordance with Rule 457(f)(2) under the Securities Act. ZeroFox, Inc. is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value per share ($0.00001) of the ZeroFox, Inc. securities expected to be cancelled in the Business Combination, including ZeroFox, Inc. securities issuable upon the exercise of options and warrants. See Note 1.

(11)
Calculated in accordance with Rule 457(f)(2) under the Securities Act. ID Experts Holdings, Inc. is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value per share ($0.0001) of the ID Experts Holdings, Inc. securities expected to be cancelled in the Business Combination, including ID Experts Holdings, Inc. securities issuable upon the exercise of options and warrants. See Note 1.

(12)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.